Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110060

PROSPECTUS SUPPLEMENT

$350,000,000
INVITROGEN CORPORATION

2% Convertible Senior Notes due 2023
5,129,145 Shares of Common Stock Issuable on Conversion of the Notes

     This prospectus supplement (“Prospectus Supplement”) supplements our prospectus dated November 19, 2003 contained in our registration statement on Form S-3 filed the same date (the “Prospectus”), and relates to our 2% Convertible Senior Notes due 2023, which are held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

     This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized Terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 16, 2004.

Selling Security Holders

Selling Security Holders

     We issued, and the initial purchasers sold, the notes offered by this Prospectus Supplement in a transaction exempt from the registration requirements of the Securities Act to persons whom the initial purchasers reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling security holders (including the initial purchasers’ transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to the Prospectus any or all of the notes and common stock issued upon conversion of the notes.

     The Selling Security Holders table, as set forth in the Prospectus, is hereby amended (as amended, the “Amended Table”) by the addition or revisions set forth in the Amended Table below, including changes in the selling security holders and in the selling security holders’ principal amounts of notes. The Amended Table sets forth information, as of January 16, 2004, with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this Prospectus Supplement. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have included information in this Prospectus Supplement regarding the selling security holders based solely upon information that the selling security holders have provided to us in writing pursuant to a registration rights agreement dated August 1, 2003. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the convertible notes pursuant to the Prospectus, we cannot estimate the amount of the notes or the common stock issuable upon conversion of the notes that the selling security holders will hold upon termination of any such sales. The number of shares indicated to be owned after the offering is based on information provided to us by the selling security holder. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes.

	Principal Amount	Number of Shares of Common Stock
	of Notes
	Beneficially Owned	Beneficially	Offered	Owned After
Name of Selling Securityholder	and Offered Hereby(1)	Owned(1)(2)	Hereby(1)	the Offering

Aftra Health Fund	170,000	2,491	2,491	0
Barclays Global Investors Limited	1,000,000	14,654	14,654	0
Century Park Trust	2,000,000	29,309	29,309	0
Chrysler Corporation Master Retirement Trust	1,295,000	18,977	18,977	0
Consulting Group Capital Market Funds	1,000,000	14,654	14,654	0
Convertible Securities Fund	85,000	1,245	1,245	0
Deeprock and Co.	1,500,000	21,982	21,982	0
Delta Airlines Master Trust -CV	480,000	7,034	7,034	0
Delta Pilots Disability & Survivorship Trust — CV	285,000	4,176	4,176	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	9,200,000	134,823	134,823	0
FrontPoint Convertible Arbitrage Fund, L.P.	2,500,000	36,636	36,636	0
GMAM Group Pension Trust	1,742,000	25,528	25,528	0
Goldman Sachs & Co.	6,100,000	117,945	89,393	28,556
Grace Brothers Ltd.	2,000,000	29,309	29,309	0
HFR CA Select Fund	1,300,000	19,051	19,051	0
John Deere Pension Trust	1,000,000	14,654	14,654	0
KBC Financial Products USA, Inc.	3,275,000	47,994	47,994	0
Mainstay VP Convertible Fund	1,935,000	28,356	28,356	0
Microsoft Corporation	1,105,000	16,193	16,193	0
MLQA Convertible Securities Arbitrage LTD	7,500,000	109,910	109,910	0

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Motion Picture Industry Health Plan — Active	150,000	2,198	2,198	0
Motion Picture Industry Health Plan — Retiree	95,000	1,392	1,392	0
Nations Convertible Securities Fund	14,890,000	218,208	218,208	0
Nisswa Matter Fund Ltd.	8,000,000	117,237	117,237	0
OCM Convertible Trust	1,080,000	15,827	15,827	0
Partner Reinsurance Company Ltd.	485,000	7,107	7,107	0
Qwest Occupational Health Trust	135,000	1,978	1,978	0
San Diego County Employee Retirement Association	1,750,000	25,645	25,645	0
State Employees Retirement Fund of the State of Delaware	640,000	9,379	9,379	0
Zazove Convertible Arbitrage Fund, L.P.	5,000,000	73,273	73,273	0
Zazove Hedged Convertible Fund, L.P.	4,250,000	62,282	62,282	0
Zazove Income Fund, L.P.	2,250,000	32,973	32,973	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,950,000	28,576	28,576	0

(1)	Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to the Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2)	Assumes a conversion price of $68.2375 per share, and a cash payment in lieu of any fractional share interest.

     Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required. The above table assumes that, unless the security holder has indicated otherwise, any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

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